November 28, 2007

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street, 14th floor
New York, NY 10013

Re: American Depositary Shares representing one (1) ordinary share. par value 5 pence per share, of Amarin Corporation plc

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC") by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the Securities Act of 1933, as amended ("Securities Act"), 200,000,000 American Depositary Shares ("ADSs") to be issued under the Deposit Agreement, dated as of March 29, 1993, as amended by Amendment No. 1 dated as of October 8, 1998, and as further amended by Amendment No. 2 dated as of September 25, 2002, by and among Citibank, N.A. as Depositary, Amarin Corporation plc, a company organized under the laws of England (the "Company"), and the Holders and Beneficial Owners of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") issued thereunder (the "Deposit Agreement"). Each ADS will represent, subject to the terms and conditions of the Deposit Agreement, one (1) ordinary share, par value 5 pence per share, of the Company.

Assuming that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms,
(ii) the relevant ordinary shares will have been duly deposited with a custodian under and in accordance with all applicable laws and regulations, (iii) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of England, (iv) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States, its performance will not be illegal and ineffective in any jurisdiction by virtue of the law of that jurisdiction, and (v) the effectiveness of the Registration Statement at the time of their issuance, I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms and conditions of the Deposit Agreement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADSs to the rights specified in the Deposit Agreement and the ADRs.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,


/s/ Patricia Brigantic

Patricia Brigantic
Director & Counsel